Exhibit 99.1

CONTACT:
Geoffrey Mogilner	Joseph N. Jaffoni, Carol Young
Midway (Investors)	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
gmogilner@midway.com	mwy@jcir.com
MIDWAY PRICES $65 MILLION OF CONVERTIBLE SENIOR NOTES
CHICAGO, Illinois, September 14, 2005 — Midway Games Inc. (NYSE:MWY) announced today the pricing of its offering of $65 million of Convertible Senior Notes due 2025. The notes are general unsecured obligations of Midway and will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.
The notes will bear interest at a rate of 6% per year and will be convertible into Midway common stock, at the option of the holders, at a conversion rate of 56.3253 shares per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $17.75. The conversion price represents a 10% premium over the closing price of Midway common stock on the New York Stock Exchange on September 13, 2005. There may be an increase in the conversion rate of the notes under certain circumstances.
Holders may require Midway to purchase for cash all or part of their notes on April 30, 2009, September 30, 2010, September 30, 2015, and September 30, 2020, or upon the occurrence of certain events, at 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of purchase. Midway may redeem for cash all or a portion of the notes at any time on or after October 5, 2010, at 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, up to, but not including, the date of redemption.
The offering is expected to close on September 19, 2005, subject to customary closing conditions. Midway has granted the initial purchasers of the notes an option to purchase, within 30 days from September 13, 2005, up to an additional $10 million aggregate principal amount of notes.
Midway intends to use the net proceeds from the offering for general corporate purposes, including working capital, capital expenditures and future acquisitions of, or strategic alliances with, development companies or other companies involved in the development or production of video games.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
About Midway Games
Headquartered in Chicago, IL with offices in San Diego, CA, Seattle, WA, Austin, TX, Los Angeles, CA, Munich, Germany, London, UK, and Adelaide, AUS, Midway Games Inc. (NYSE:MWY) is a leading developer and publisher of interactive entertainment software for major video game systems. More information about Midway can be obtained at www.midway.com
This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers, adequacy of capital resources and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.
# # #